EXHIBIT 2


                    CERTIFICATE OF RIGHTS AND PREFERENCES OF
                     CLASS B CONVERTIBLE PREFERRED STOCK OF
                               NAVARRE CORPORATION

         The undersigned officers of Navarre Corporation, a Minnesota corporation (the "Corporation"), do hereby certify as follows:

         1. Eric H. Paulson is the duly elected and acting President of the Corporation and Charles E. Cheney is the duly elected and acting Secretary of the Corporation.

         2. Pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Articles of Incorporation of the Corporation, the Board of Directors duly adopted on August 11, 1999 the following resolution creating the powers, designations, preferences and other rights of a newly authorized series of 150,000 shares of Preferred Stock designated as Class B Convertible Preferred Stock as required by Section 302A.401 of the Minnesota Business Corporation Act, which resolution has not been subsequently modified or rescinded:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Restated Articles of Incorporation, the Board of Directors hereby creates a new series of Class B Convertible Preferred Stock, no par value per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof, as follows:

         Class B Convertible Preferred Stock:

         SECTION 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Class B Convertible Preferred Stock" ("Class B Preferred Stock") and the number of shares constituting Class B Preferred Stock shall be 150,000. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Class B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Class B Preferred Stock.

         SECTION 2. DIVIDENDS AND DISTRIBUTIONS.

         (A) Subject to the provisions of paragraph (B) below, no dividends shall accrue or be payable in respect of the Class B Preferred Stock.


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         (B) Notwithstanding the limitation of paragraph (A) above, commencing upon the date of occurrence (a "Default Event Date") of a Default Event (as defined below), the holders of the Class B Preferred Stock shall be entitled to receive, to the extent permitted by applicable law, in preference to the payment of any dividend on any class or series of stock of the Corporation ranking junior to the Class B Preferred Stock, cumulative dividends ("Dividends") on each share of Class B Preferred Stock in an amount equal to, on an annualized basis, $250.00 times fifteen percent (15%). Dividends shall accrue, whether or not earned or declared, on each share of Class B Preferred Stock from the Default Event Date through the earlier to occur of (i) the date on which any Default Event shall have been resolved, and (ii) the redemption or conversion thereof in accordance with the terms hereof. Accrued Dividends on shares of Class B Preferred Stock shall be payable on the last day of each calendar quarter (the "Dividend Payment Date") following a Default Event Date during which a Default Event shall have occurred, and shall be paid in cash to the holder of such shares within five (5) Trading Days (as defined below) following the applicable Dividend Payment Date by delivering immediately available funds to such holder in accordance with such holder's wiring instructions, provided that, the Corporation may, at its option (the "Share Option"), pay 13% of such accrued Dividends in the form of the Corporation's common stock, no par value (the "Common Stock"), at a conversion price equal to the average closing bid price of the Common Stock on the three Trading Days immediately preceding the Dividend Payment Date, as long as, at the time of issuance, such shares of Common Stock are duly registered under the Securities Act and are duly listed and admitted for trading on Nasdaq. If the Corporation elects the Share Option, the Corporation shall deliver to the holder within five (5) Trading Days following the applicable Dividend Payment Date in the manner requested by the holder, stock certificates representing such shares, duly registered on the books of Navarre as instructed by such holder. If, on any date, Dividends on any outstanding shares of Class B Preferred Stock are payable and have not been paid with respect to all Dividend Payment Dates preceding such date, the aggregate amount of such Dividends shall be fully paid before any distribution, whether by way of dividend or otherwise, shall be declared, paid or set aside with respect to any shares of stock of the Corporation ranking junior to the Class B Preferred Stock. A "Trading Day" means any day on which the Common Stock is quoted on Nasdaq. "Nasdaq" means the Nasdaq National Market, but if the Nasdaq National Market is not then the principal U.S. trading market for the Common Stock, then "Nasdaq" shall be deemed to mean the principal U.S. national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) on which the Common Stock is then traded. Capitalized terms not otherwise defined herein are used with the meanings contained in that certain Amended and Restated Subscription Agreement of the Corporation dated as of July 31, 1999 (the "Subscription Agreement").

         (C) A "Default Event" as used in this Certificate of Rights and Preferences shall mean: (i) the failure of a Registration Statement to be declared effective by the SEC before the Required Registration Date; or (ii) the failure to obtain the Required Consent (as defined below) within 90 calendar days of the 19.9% Limit (as defined below) becoming effective; or (iii) the failure of the Corporation to redeem in full any shares of outstanding Class B Preferred Stock which are Objecting Shares (as defined below) on or before the date that is twenty (20) calendar days following


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completion of a Non-Qualifying Combination (as defined below). A Default Event shall be deemed to have been resolved at such time as, in the case of clause
(i), the Registration Statement shall be declared effective by the SEC, or, in the case of clause (ii), the Required Consent shall have been obtained, or, in the case of clause (iii), the date on which the Corporation (or any Surviving Entity, as defined below) shall redeem in full all shares of Class B Preferred Stock (or Similar Preferred Stock, as defined below) which are Objecting Shares, and in all cases, all Dividends required under Section 2(B) above have been paid in full.

         SECTION 3. VOTING RIGHTS.

         (A) Subject to the provisions of paragraph (B) below, except as required by applicable law or Section 12, the holders of shares of Class B Preferred Stock shall not be entitled to vote on any matter submitted to a vote of shareholders of the Corporation and their consent shall not be required for taking any corporate action.

         (B) Notwithstanding the limitation set forth in paragraph (A) above, if the Corporation shall be required to pay Dividends in accordance with Section 2 above and fails to make timely payment in full of all Dividends so required to be paid, then the holders of shares of Class B Preferred Stock shall be entitled, voting as a separate class, to immediately elect and appoint to the Board of Directors of the Corporation, and the Corporation shall otherwise take appropriate action as necessary to permit the inclusion on the Board of Directors of, a number of persons (not to be less than a minimum of one designee) designated by the holders of the Class B Preferred Stock such that, following such election, such designees represent a percentage of the total members of the Board of Directors (assuming no vacancies) that most nearly approximates the percentage of the total number of then outstanding shares of Class B Preferred Stock (calculated on an as-if-converted to Common Stock basis as of the date such election is held as if such date were the Conversion Date) plus the total number of then outstanding shares of Common Stock into which shares of Class B Preferred Stock have been converted and not sold to unaffiliated parties, to the total outstanding shares of the voting capital stock of the Corporation (also calculated on an as-if-converted to Common Stock basis).

         SECTION 4. CONVERSION.

         (A) Subject to Section 4(C) and Section 4(D), a holder of shares of Class B Preferred Stock may, at any time after the date of issuance of such shares and on or prior to the fifth calendar day prior to such date, if any, as may have been fixed for the redemption thereof in any permitted call for redemption pursuant to Section 11 below, by delivering to the Corporation written notice ("Conversion Notice"), convert one or more shares of Class B Preferred Stock into the number of shares of Common Stock equal to (i) $250.00 divided by (ii) the Conversion Price (as defined in Section 4(E)). The Conversion Notice shall specify the number of shares of Class B Preferred Stock to be converted (which shall not be less than 5,000 shares of Class B Preferred Stock, except if (i) all shares of Class B Preferred Stock then outstanding are being converted to Common Stock or (ii)


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the Conversion Notice could trigger the 19.9% Limit), the applicable Conversion
Price and the number of shares of Common Stock issuable on conversion. From and after the date on which the Corporation received a Conversion Notice from a holder of a share of Class B Preferred Stock (or if such date is not a Trading Day, the next succeeding Trading Day) (the "Conversion Date"), such share shall cease to be outstanding and the converting holder shall be deemed the owner of the number of shares of Common Stock into which such share of Class B Preferred Stock was converted; provided, however, that in the event of a notice of redemption of any shares of Class B Preferred Stock pursuant to Section 11 hereof, the right of the holder to convert the Class B Preferred Stock shall terminate as to the number of shares designated for redemption at the close of business on the fifth calendar day preceding the redemption date, unless default is made in payment of the redemption price, in which event such right of the holder to convert any rights of the holder under Sections 2 and 3 hereof shall continue until such payment. The Corporation shall deliver (against delivery of the certificate representing the Class B Preferred Stock (the "Preferred Certificate")) to such holder an uncertificated security evidencing such shares of Common Stock through book-entry transfer within three Trading Days following the Conversion Date or, at the written request of the holder at such address as specified in the Conversion Notice, a physical stock certificate registered in such holder's name evidencing such shares within three Trading Days following the Conversion Date (such date of delivery referred to as the "Issue Date"). The Corporation shall also deliver a written notice to the holder on the Issue Date (the "Conversion Delivery Notice") confirming the number of shares of Common Stock being delivered to the holder and the method of delivery for those shares. For purposes of the second preceding sentence, the first Trading Day following the Conversion Date shall count as the first Trading Day for delivery of evidence of such shares of Common Stock. The Conversion Notice may be delivered via facsimile transmission to Navarre Corporation, attention: Chief Financial Officer, telecopy no. 612-504-1107.

         On the Issue Date, the Corporation shall issue and cause to be delivered to the registered holder cash (if any) as provided in Section 6. If on such Issue Date the number of shares of Class B Preferred Stock to be delivered shall be less than the total number of shares represented by the Preferred Certificate, there shall be issued to the holder thereof or his assignee on such Issue Date a new Preferred Certificate evidencing the remaining shares of Class B Preferred Stock represented thereby.

         (B) Subject to Section 4(C) and Section 4(D), each share of Class B Preferred Stock shall automatically convert into Common Stock in accordance with the terms hereof but without the delivery of a Conversion Notice on the third annual anniversary of the later of (i) the effective date of the registration statement with respect to shares of Common Stock issuable upon Conversion of such share of Class B Preferred Stock and (ii) issuance of such share of Class B Preferred Stock (or if such date is not a Trading Day, the next succeeding Trading Day) (the "Automatic Conversion Date"); provided, however, that the Automatic Conversion Date shall be extended as provided in the following circumstances: (I) if a Default Event identified in clauses (i) or (ii) of
Section 2(C) above shall have occurred and continues at the time that such share of Class B Preferred Stock (or Similar Preferred Stock) would otherwise automatically convert into Common


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Stock, then no such automatic conversion shall occur and the Automatic
Conversion Date shall be delayed for a period equal to 365 calendar days following and excluding the date on which the Default Event shall have been resolved pursuant to Section 2(C) hereof; (II) if a Default Event identified in clause (iii) of Section 2(C) above shall have occurred and continues at the time that such share of Class B Preferred Stock (or Similar Preferred Stock) would otherwise automatically convert into Common Stock, then no such automatic conversion shall occur and the Automatic Conversion Date shall be delayed for a period equal to the number of days required for the resolution of such Default Event; (III) if a Registration Statement relating to shares of Common Stock issuable upon conversion of such share of Class B Preferred Stock is not available for sales or resales for any reason within 360 calendar days of the Automatic Conversion Date for such share of Class B Preferred Stock, then such date shall be extended (even if no Default Event identified in clause (i) of Section 2(C) shall have occurred) as necessary to ensure that the Automatic Conversion Date is not less than 180 days from the date such Registration Statement is available; and (IV) if a Required Consent has not been obtained within 180 calendar days of the Automatic Conversion Date for such share of Class B Preferred Stock, then such date shall be extended (even if no Default Event identified in clause (ii) of Section 2(C) shall have occurred) as necessary to ensure that the Automatic Conversion Date is not less than 90 days from the date that the Required Consent is obtained. From and after the Automatic Conversion Date, such shares of Class B Preferred Stock shall cease to be outstanding and the converting holder shall be deemed the owner of the number of shares of Common Stock into which such shares of Class B Preferred Stock were converted. The Corporation shall deliver to such holder such shares of Common Stock in accordance with Section 4(A). For such purpose and the purpose of determining the applicable Conversion Price under Section 4(E), the Automatic Conversion Date shall be deemed to be the Conversion Date.

         (C) If, either at the time that the Corporation received a Conversion Notice or on the Automatic Conversion Date, the aggregate number of shares of Common Stock issuable pursuant to such Conversion Notice and all other Conversion Notices received at that time (the "Subject Conversion Notices"), when added to the aggregate number of shares of Common Stock (a) previously issued pursuant to the conversion of shares of Class B Preferred Stock or upon payment of accrued Dividends, as contemplated by Section 2(B), and (b) issuable upon conversion of all unconverted shares of Class B Preferred Stock (determining such number as if such Class B Preferred Stock were converted as of the Conversion Date relating to such Conversion Notice), including Class B Preferred Stock issuable (i) upon exercise by the Corporation of its right under the Subscription Agreement to require the holder of the obligation thereunder to purchase additional shares of Class B Preferred Stock, (ii) upon exercise by the holder of the right under the Subscription Agreement to require the Corporation to issue and sell to the holder additional shares of Class B Preferred Stock, and (iii) upon exercise of Warrants issued or issuable under the Subscription Agreement, in each case in accordance with the terms of the Subscription Agreement, would exceed the number of shares equal to 19.9% of the total number of shares of Common Stock outstanding (adjusted to reflect any split, subdivision, combination, or consolidation of the Common Stock, whether by reclassification, distribution of a dividend with respect to the outstanding Common Stock payable in shares of Common Stock, or otherwise, or any recapitalization of the Common Stock) on


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the Effective Date (the "19.9% Limit") and such circumstance would require the approval of the holders of the Common Stock pursuant to the listing requirements or rules of Nasdaq, then the Navarre Rights shall be suspended until the required consent has been obtained, and the number of shares of Class B Preferred Stock identified in the Subject Conversion Notices that, if converted into shares of Common Stock, would equal or exceed the 19.9% Limit (the "Excess Preferred Shares"), shall not be converted unless and until the shareholder approval referred to in Section 5 (the "Required Consent") is obtained or is no longer required. The Excess Preferred Shares will be allocated among the holders delivering Subject Conversion Notices on a pro rata basis based on the relative number of shares of Class B Preferred Stock identified in each such Subject Conversion Notice. Any Excess Preferred Shares shall not be converted into shares of Common Stock until the later of the date on which the Required Consent is obtained and the Corporation received a subsequent Conversion Notice with respect thereto.

         (D) Shares of Class B Preferred Stock shall be convertible only into the Maximum Number of shares of Common Stock. The "Maximum Number" is equal to the sum of 2,115,395 plus the Convertible Number. The "Convertible Number" is initially zero and thereafter may be increased upon expiration of a 65 day period (the "Notice Period") after either (i) holders representing a majority of the outstanding shares of Class B Preferred Stock deliver a notice (a "65 Day Notice") to the Corporation designating an aggregate number of shares of Common Stock in excess of the Maximum Number which will become issuable, or (ii) the Corporation delivers to each holder a notice (an "Increase Notice") stating the increase, if any, in the aggregate number (the "Increased Number") of shares of Common Stock outstanding as of the last day of the preceding month over the number outstanding as of the last day of the second preceding month, or in the case of the first day of the month immediately following the Effective Date, the number of shares outstanding as of such date, in which event the Convertible Number shall be increased by the number which is 9.75% of the Increased Number. Unless expressly waived by the holder, the Corporation shall deliver an Increase Notice to the holder on or before the 10th day of each calendar month from and including the initial date of issuance of shares of Class B Preferred Stock. A 65 Day Notice may be given at any time. If the initial 65 Day Notice does not designate all of the shares of Common Stock then issuable upon exercise of outstanding shares of Class B Preferred Stock, additional shares of Common Stock will become issuable for some or all of the remaining shares of Common Stock upon delivery of one or more 65 Day Notices increasing the Convertible Number after a further Notice Period. From time to time following the Notice Period, shares of Common Stock may be issued on any Trading Day for any quantity of Common Stock, such that the aggregate number of shares of Common Stock issued hereunder is less than or equal to the Maximum Number.

         (E) Subject to the next sentence, "Conversion Price" means the lowest of (i) the average of the daily volume-weighted per share average prices as reported by Bloomberg, L.P. (or otherwise as agreed mutually between the Corporation and the holder of record of Class B Preferred Stock delivering a Conversion Notice) of the Common Stock on Nasdaq during the fifteen Trading Days ending and excluding five Trading Days before and excluding the Conversion Date (the "Pricing Period"), (ii) the average of the daily volume-weighted average prices of the first three


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Trading Days of the Pricing Period, and (iii) 180% of the closing price of the
Common Stock (the "Conversion Ceiling Price") on the day prior to the Investment Closing Date on which such shares of Class B Preferred Stock (or, if applicable, the Warrant exercisable for such shares) had first been issued. Notwithstanding the previous sentence, in the event the Initial Preferred Shares (or any shares of Class B Preferred Stock issued upon prior exercise of the Warrant issued to Fletcher on the Initial Closing Date) are converted during the period beginning on the Initial Closing Date and ending on the sixth month anniversary thereof, the Conversion Price shall not be less than $9.25 (the "Conversion Floor Price"), but only if: (i) no Combination Notice has been issued and no Combination has been announced or occurred, and (ii) no Default Event has occurred and is continuing.

         SECTION 5. SHAREHOLDER APPROVAL. In the event there are Excess Preferred Shares as described in Section 4(C), the Corporation shall promptly take all actions reasonably necessary to obtain the required consent, including causing its Board of Directors to call a special meeting of shareholders and recommend such approval.

         SECTION 6. FRACTIONAL SHARES. Fractional shares of Common Stock shall not be issued upon conversion of shares of Class B Preferred Stock. In lieu of issuance of a fractional share, the Corporation shall pay to the holder of the share of Class B Preferred Stock being converted a cash amount equal to such fraction multiplied by the Conversion Price.

         SECTION 7. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Preferred Stock.

         SECTION 8. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock or any other series or class or classes of stock of the Corporation ranking junior to the Class B Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Class B Preferred Stock shall be entitled to receive $250.00 per share plus the amount of any accrued and unpaid Dividends (the "Liquidation Preference"). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of Class B Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of stock ranking, as to liquidation, dissolution or winding up, on a parity with the Class B Preferred Stock, if any, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Class B Preferred Stock and any such other stock ratably in accordance with the respective amounts which would be payable on such shares of Class B Preferred Stock and any such other stock if all amounts payable thereon were paid in full.

         SECTION 9. CONSOLIDATION, MERGER, ETC. In case the Corporation shall be a party to any transaction providing for (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary or (ii) a sale of all or substantially all of the assets of the Corporation (on a consolidated basis) or (iii) any other transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation's voting power is transferred to a single entity or group acting in concert (each of the foregoing being referred to as a "Combination"), each share of Class B Preferred Stock which is not converted by the holder into the right to receive Common Stock of the Corporation prior to or simultaneously with such Combination shall thereafter be exchangeable at the election of the holder of the Class B Preferred Stock for an equal number of shares of preferred stock of the Surviving Entity (the "Similar Preferred Stock"), which preferred stock shall have terms substantially identical to the terms provided in this Certificate of Rights and Preferences, including without limitation, rights specified in Sections 2 and 3 hereof and be convertible, at the holder's option, into shares of any class of publicly traded common stock of the Surviving Entity. For purposes hereof, "Surviving Entity" shall mean the direct or indirect (as designated by holder) acquirer, purchaser or transferee contemplated by clauses (i), (ii) and (iii), respectively, of the immediately preceding sentence. The Corporation shall not be a party to any Combination unless the terms of such Combination are consistent with the provisions of this
Section 9 and it shall not consent or agree to the occurrence of any Combination unless and until the Corporation has entered into an agreement with the Surviving Entity for the benefit of the holders of the Class B Preferred Stock which will contain provisions ensuring the benefits contemplated by this Section 9 to the holders of the Class B Preferred Stock which remains outstanding after such Combination and assuring compliance with the Subscription Agreement and the Warrants. The provisions of this Section 9 shall apply similarly to successive Combinations.

         SECTION 10. STOCK DIVIDENDS, STOCK SPLITS, ETC. In case the Corporation shall after the date of first issuance of shares of Class B Preferred Stock (A) pay a dividend or make a distribution on its Common Stock in shares of its Common Stock, (B) subdivide its outstanding Common Stock into a greater number of shares, or (C) combine its outstanding Common Stock into a smaller number of shares, which becomes effective on a Trading Day which is included in the calculation of the Conversion Price, then the average of the daily volume-weighted per share average prices of the Common Stock for the period from the first Trading Day included in the calculation of the Conversion Price to (but not including) the effective date of such event (the "Adjustable Average Price"), the Conversion Ceiling Price and the Conversion Floor Price will be proportionately adjusted to reflect such event in calculating the Conversion Price. If the event in question causes an increase in the total number of outstanding Common Stock, then the Adjustable Average Price, the Conversion Ceiling Price and the Conversion Floor Price will be proportionately decreased. If the event in question causes a decrease in the total number of outstanding Common Stock, then the Adjustable Average Price, the Conversion Ceiling Price and the Conversion Floor Price will be proportionately increased. In case the Corporation shall after the date of the first issuance of the Class B Preferred Stock issue any shares of capital stock by reclassification of its


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Common Stock (excluding any transaction as to which Section 9 applies), each share of Class B Preferred Stock shall thereafter be convertible into the kind and in the proportion of shares of stock and other securities and property ("Reclassification Consideration") receivable by a holder of one share of Common Stock immediately prior to the record date or effective date of such reclassification, as appropriate, and the Conversion Price in such circumstances shall be determined based upon weighted prices of the Reclassification Consideration. In the event the market price of any portion of the Reclassification Consideration cannot be determined in a manner reasonably consistent with Section 4(E), the market value of such portion of the Reclassification Consideration shall be determined in good faith by the Corporation's Board of Directors on the basis of independent professional financial and legal advice. In addition, the Conversion Price, the Conversion Ceiling Price and the Conversion Floor Price following such a reclassification shall be adjusted as appropriate in a manner consistent with the first three sentences of this Section 10. Adjustments made pursuant to this Section 10 shall become effective immediately after the close of business on the record date in the case of a dividend or distribution and shall become effective immediately after the close of business on the record date or effective date, as applicable, in the case of a subdivision, combination or reclassification. All of the adjustments provided for in this paragraph shall be made successively whenever any event specified above shall occur.

         SECTION 11. REDEMPTION.

         (A) Following a Combination as a result of which the Class B Preferred Stock would be convertible into (I) a class of common stock with (x) an aggregate market capitalization of less than $230 million or (y) an average weekly traded value as reported by Bloomberg, L.P. over the preceding six months of less than $75 million, or (II) consideration other than shares of publicly traded common stock of the Surviving Entity (other than cash in lieu of fractional amounts or in connection with the exercise of statutory appraisal rights) (either (I) or (II), a "Non-Qualifying Combination"), and provided that the Corporation shall have legally available funds therefor, the Corporation shall have the right, at the election of its Board of Directors upon satisfaction of the terms and conditions stated herein, to redeem any or all Objecting Shares (as defined below).

         (B) Upon the occurrence of a public announcement with respect to a Combination, at least forty-five (45) calendar days prior to the completion of the Combination, the Company shall provide written notice thereof (a "Combination Notice") to the holders of the Class B Preferred Stock, stating the expected completion date of the Combination and whether such Combination will be a Non-Qualifying Combination. In the event such notice provides that the Combination is not a Non-Qualifying Combination, then the holders shall be bound by the provisions of this Certificate and the Corporation shall have no right of redemption herein. In the event the Combination is a Non-Qualifying Combination and if the redemption right is exercised, then the Combination Notice or other notice concerning redemption shall be sent in accordance with and include the information set forth in paragraph (C) below. Not later than ten (10) calendar days prior to the announced completion date of the Non-Qualifying Combination, each holder of the Class B Preferred Stock shall respond in writing to the Corporation indicating whether the holder objects to the Non-

Qualifying Combination and specifying the number of shares Class B Preferred Stock as to which the holder thereof objects (the "Objecting Shares"). Each holder of Class B Preferred Stock may object as to all, some or none of the shares of Class B Preferred Stock held by it.

         (C) The redemption price for each Objecting Share shall be equal to the Liquidation Preference plus thirty-three percent (33%), and may be paid only out of funds legally available therefor. Redemption of less than all of the then outstanding shares of Class B Preferred Stock shall be pro rata among the holders of the Class B Preferred Stock (as to the number of shares of Class B Preferred Stock held on the date of the notice of redemption). Less than all of the Class B Preferred Stock permitted to be redeemed hereunder may not be redeemed until all Dividends, if any, accrued and unpaid on Class B Preferred Stock outstanding shall have been paid. At least twenty (20) calendar days' previous notice by first class mail, postage prepaid, shall be given to the holders of record of the Objecting Shares for any permitted redemption, such notice to be addressed to each holder at the address shown in the Corporation's records and which shall specify the date of redemption, the number of shares of the holder to be redeemed and the date at which the conversion rights provided hereunder terminate. On or after the date of redemption as specified in such notice, each holder shall surrender such holder's certificate for the number of shares of Class B Preferred Stock to be redeemed as stated in the notice (except that such number of shares shall be reduced by the number of shares of Class B Preferred Stock which have been converted pursuant to the provisions of Section 4 above between the date of the notice and the date on which conversion rights terminate) to the Corporation at the place specified in the notice. If less than all of the shares represented by such certificates are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. Provided such notice is duly given, and provided that on the redemption date specified there shall be a source of funds legally available for such redemption and funds necessary for the redemption shall have been paid in immediately available funds in an account specified by the holder, then all rights with respect to such shares shall, after the specified redemption date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender. At least ten (10) days prior to the date of redemption, the Corporation shall deposit the redemption price of all shares of Class B Preferred Stock designated for redemption in said notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares of Class B Preferred Stock designated for redemption and not yet redeemed.

         SECTION 12. AMENDMENT. So long as any shares of Class B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Class B Preferred Stock outstanding, voting separately as a series, amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Class B Preferred Stock.

         SECTION 13. REACQUIRED SHARES. Any shares of Class B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock of the Corporation and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Rights and Preferences creating a series of preferred stock of the Corporation or any similar stock or as otherwise required by applicable law.

         SECTION 14. RANK.

         (A) With respect to liquidation preferences and payment of dividends, the Class B Preferred Stock shall rank senior to all other existing capital stock of the Corporation and shall rank senior to all series of any class of the Corporation's capital stock issued after the date of the filing of this Certificate of Rights and Preferences.

         (B) So long as any shares of the Class B Preferred Stock are outstanding, no Common Stock or other capital stock of the Corporation ranking junior to the Class B Preferred Stock will be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the Class B Preferred Stock and except pursuant to restricted stock purchase or similar agreements providing for the Company's repurchase of shares of Common Stock at their original cost in connection with termination of employment) unless, in each case the Corporation offers to redeem all outstanding shares of the Class B Preferred Stock on substantially the same terms (provided that the redemption price per share shall not be less than the Liquidation Preference).


         IN WITNESS WHEREOF, this Certificate of Rights and Preferences is executed on behalf of the Corporation by the President of the Corporation and attested by its Secretary this 20th day of August, 1999.


                                       ------------------------------
                                       Name:  Eric H. Paulson
                                       Title: President


                   Attest:
                                       ------------------------------
                                       Name:  Charles E. Cheney
                                       Title: Secretary